Exhibit 99.1

Public Relations:	Investor Relations:

Steve Gabriel	John J. Hanlon
Porter Novelli	Synplicity, Inc.
(408) 369-4600 x627	(408) 215-6000
steve.gabriel@porternovelli.com	ir@synplicity.com

SYNPLICITY ANNOUNCES THIRD QUARTER 2006 RESULTS

Highlights:

•	GAAP operating income as a percentage of revenue decreased from 13% to 10% due to stock-based compensation expense and the timing of the Design Automation Conference, while non-GAAP operating income increased from 14% to 17% in the quarters ended September 30, 2005 and 2006, respectively

•	FPGA design tool bookings increased 26% year over year

•	Rest of Asia bookings increased nearly 50% year over year

SUNNYVALE, Calif., October 23, 2006 — Synplicity®, Inc. (Nasdaq: SYNP), a leading supplier of software for the design and verification of semiconductors, today announced financial results for the quarter ended September 30, 2006. Revenue for the quarter ended September 30, 2006 was $16.3 million, compared with $15.9 million for the quarter ended September 30, 2005.

On a generally accepted accounting principles (GAAP) basis, net income was $1.6 million, or $0.06 per diluted share, for the quarter ended September 30, 2006, as compared to GAAP net income of $2.5 million, or $0.09 per diluted share, for the quarter ended September 30, 2005. For the quarter ended September 30, 2006, GAAP net income included $223,000 in amortization of intangible assets from acquisitions and $947,000 in stock-based compensation expense, resulting from implementation of SFAS123R as of January 1, 2006. For the quarter ended September 30, 2005, GAAP net income included $223,000 in amortization of intangible assets from acquisitions and a $24,000 stock-based compensation benefit.

Non-GAAP net income was $2.8 million, or $0.10 per diluted share, for the quarter ended September 30, 2006, compared to non-GAAP net income of $2.7 million, or $0.10 per diluted share, for the quarter ended September 30, 2005. A reconciliation of GAAP to non-GAAP net income is included with this press release.

For the nine months ended September 30, 2006, revenue was $46.1 million and GAAP net income was $1.6 million, or $0.06 per diluted share compared to revenue of $45.6 million and GAAP net income of $3.9 million, or $0.14 per diluted share for the nine months ended September 30, 2005. Included in GAAP net income for the nine month period ended September 30, 2006 were stock-based compensation expense of $2.8 million, amortization of intangible expense of $668,000, and from the first quarter of 2006, a restructuring charge of $854,000. Included in GAAP net income for the nine month period ended September 30, 2005 were $668,000 of amortization of intangibles and a $9,000 stock-based compensation benefit. Non-GAAP net income was $5.9 million, or $0.21 per diluted share for the nine months ended September 30, 2006 and $4.6 million, or $0.17 per diluted share for the nine months ended September 30, 2005.

“The results reported for our third quarter again demonstrate solid execution to our plan of focusing on the FPGA market and improving our bottom line,” said Gary Meyers, president and CEO of Synplicity. “I am proud of the entire Synplicity team for their commitment and execution to our FPGA-focused strategy. We are firing on all cylinders and I expect we will continue to do so during our fourth quarter,” concluded Meyers.

Business Outlook

The following statements are based on current expectations. We do not intend to update, confirm or change this guidance until our earnings conference call for the fourth quarter of 2006.

•	Revenue for the fourth quarter of 2006 is expected to be in the range of $17.2 to $17.7 million.

•	GAAP net income per fully diluted share for the fourth quarter of 2006 is expected to be in the range of $0.06 to $0.08. GAAP net income for the quarter is expected to include non-cash charges of approximately $950,000 relating to stock-based compensation and $222,000 of amortization of intangible assets. Tax expense for the fourth quarter of 2006 is expected to be approximately 28 percent of pretax income.

•	Non-GAAP net income per share for the fourth quarter of 2006, which excludes the stock-based compensation and amortization of intangible assets mentioned above is expected to be in the range of $0.10 to $0.12, before consideration of the income tax effect of the excluded items.

Audio Webcast

The Company’s earnings call will be webcast today at 2:00 p.m. Pacific, and may be accessed at http://investor.synplicity.com. The Company will discuss the third quarter 2006 results. Following completion of the call, a rebroadcast of the webcast will be available at http://investor.synplicity.com through December 30, 2006. For those without access to the Internet, a replay of the call will be available from 5:00 p.m. Pacific on October 23, 2006 through November 6, 2006. To listen to a replay, call (719) 457-0820, access code 4121052.

Use of Non-GAAP Financial Measures

This press release includes financial measures for net income and net income per share that exclude certain non-cash and other charges and that have not been calculated in accordance with GAAP. These measures differ from GAAP in that it excludes amortization of intangible assets from acquisitions and stock-based compensation and, in addition in 2006, a restructuring charge. The Company has provided these measurements in addition to GAAP financial results because it believes it provide a consistent basis for comparison between quarters that is not influenced by other activities and therefore are helpful to understanding the Company’s underlying operational results. Further, these non-GAAP measures are some of the primary measures the Company’s management uses for planning and forecasting. These measures should not be considered an alternative to GAAP and these non-GAAP measures may not be comparable to information provided by other companies.

About Synplicity

Synplicity®, Inc. (Nasdaq: SYNP) is a leading supplier of innovative software solutions that enable the rapid and effective design of Programmable Logic Devices (FPGAs, PLDs and CPLDs) and are used in a wide range of communications, military/aerospace, consumer, semiconductor, computer, and other electronic systems markets. Synplicity’s tools provide outstanding performance, cost and time-to-market benefits by simplifying, improving and automating key design planning, logic synthesis, physical synthesis and verification functions for FPGA, FPGA-based ASIC prototyping and DSP designers. Synplicity is the number one supplier of FPGA synthesis solutions and has been rated #1 in customer satisfaction in 2004 and 2005 in EE Times’ Annual FPGA Customer Survey. Synplicity products support industry-standard design languages (VHDL and Verilog) and run on popular platforms. The company operates in over 20 facilities worldwide and is headquartered in Sunnyvale, California. For more information visit http://www.synplicity.com.

Forward-Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding the Company’s FPGA market focus, profitability, growth in revenue, the Company’s execution and results, estimated net income, net income per share, effective tax rate, and certain expenses for the remainder of 2006. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual financial results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements including continued demand for the Company’s FPGA products, the Company’s ability to increase revenue from its FPGA products, the orderly wind down of its ASIC business, employee retention and the impact of variability in the Company’s stock price on its stock-based compensation expense. In some cases, you will be able to identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. Forward-looking statements are only predictions and actual events or results may differ materially. The Company cannot provide any assurance that its future results will meet expectations. The Company’s operating results could differ materially due to a number of factors, including the performance and quality of its software products relative to its competitors’ products, the growth of the markets addressed, and the Company’s level of expenses. For additional information and considerations regarding the risks faced by the Company, see its annual report on Form 10-K for the year ended December 31, 2005 and quarterly report on Form 10-Q for the three months ended June 30, 2006, as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. In addition, neither the Company nor any other person assumes responsibility for the accuracy or completeness of these forward-looking statements. The Company disclaims any obligation to update information contained in any forward-looking statement.

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Synplicity is registered trademarks of Synplicity, Inc. All other brands or products are the trademarks or registered trademarks of their owners.

SYNPLICITY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2006	December 31, 2005 (1)
	(unaudited)
Assets:
Current assets:
Cash, cash equivalents and short-term investments	$63,023	$57,099
Accounts receivable, net	9,549	12,632
Other current assets	1,656	2,372

Total current assets	74,228	72,103
Property and equipment, net	2,516	2,631
Goodwill	1,272	1,272
Intangible assets, net	1,283	1,882
Other assets	1,019	749

Total assets	$80,318	$78,637

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$1,566	$944
Accrued liabilities	1,229	1,461
Accrued compensation	3,917	4,031
Deferred revenue	18,293	18,355

Total current liabilities	25,005	24,791
Shareholders’ equity:
Common stock	55,296	58,257
Additional paid-in capital	6,202	3,360
Accumulated deficit	(5,848)	(7,430)
Accumulated other comprehensive loss	(337)	(341)

Total shareholders’ equity	55,313	53,846

Total liabilities and shareholders’ equity	$80,318	$78,637

(1)	Derived from audited financial statements

SYNPLICITY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenue:
License	$5,071	$5,160	$12,518	$14,353
Maintenance	6,865	6,447	20,321	18,654
Bundled license and services	4,334	4,288	13,287	12,629

Total revenue	16,270	15,895	46,126	45,636

Cost of revenue:(2)
Cost of license	80	52	209	158
Cost of maintenance	396	391	1,280	1,227
Cost of bundled license and services	65	169	199	438
Amortization of intangible assets from acquisitions	223	223	668	668

Total cost of revenue	764	835	2,356	2,491

Gross profit	15,506	15,060	43,770	43,145

Operating expenses:(2)
Research and development	5,658	6,021	18,135	18,253
Sales and marketing	6,373	5,502	18,723	17,032
General and administrative	1,944	1,500	5,930	4,733
Restructuring charge	—	—	854	—

Total operating expenses	13,975	13,023	43,642	40,018

Income from operations	1,531	2,037	128	3,127
Other income, net	745	436	2,062	1,050

Income before income taxes	2,276	2,473	2,190	4,177
Income tax provision (benefit)	631	(27)	608	241

Net income	$1,645	$2,500	$1,582	$3,936

Net income per share:
Basic net income per share	$0.06	$0.09	$0.06	$0.15

Shares used in basic per share calculation	26,790	26,478	26,918	26,346

Diluted net income per share	$0.06	$0.09	$0.06	$0.14

Shares used in diluted per share calculation	27,742	27,974	28,249	27,733

(2)	Amortization of stock-based compensation expense (benefit) relates to the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Cost of maintenance	$37	$—	$85	$—
Research and development	422	—	1,312	—
Sales and marketing	256	—	738	—
General and administrative	232	(24)	707	(9)

SYNPLICITY, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(in thousands, except per share data)

(unaudited)

Net Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
GAAP net income	$1,645	$2,500	$1,582	$3,936
Amortization of intangible assets from acquisitions	223	223	668	668
Stock-based compensation expense (benefit)	947	(24)	2,842	(9)
Restructuring charge	—	—	854	—

Non-GAAP net income(3)	$2,815	$2,699	$5,946	$4,595

Non-GAAP net income per share:
Non-GAAP net income per common share	$0.10	$0.10	$0.21	$0.17

Shares used in non-GAAP per share calculation	27,742	27,974	28,249	27,733

(3)	The non-GAAP calculations of net income and net income per share for the three and nine months ended September 30, 2006 were not tax-effected. If the non-GAAP computation of net income was taxed at the rate the Company is projecting for the full year, the non-GAAP net income would have been $2.5 million, or $0.09 per share and $4.7 million, or $0.17 per share, respectively, for the three and nine months ended September 30, 2006. In 2005, the Company incurred minimal income tax expense principally due to the utilization of net operating loss carryforwards and research and development tax credits.

Operating Income (as a percentage of revenue)

	Three Months Ended September 30,
	2006	2005
GAAP operating income	10%	13%
Amortization of intangible assets from acquisitions	1%	1%
Stock-based compensation expense (benefit)	6%	(0)%

Non-GAAP operating income	17%	14%

Forward-Looking Net Income per Share

Three Months Ending December 31, 2006
GAAP net income per share	$0.06-$0.08
Amortization of intangible assets from acquisitions	$0.01
Restructuring charge	$0.00
Stock-based compensation expense	$0.03

Non-GAAP net income per share	$0.10-$0.12